NU Logo	P. O. Box 270 Hartford, CT 06141-0270 107 Selden Street Berlin, CT 06037 (860)-665-5000 www.nu.com

Exhibit 99.1

News Release

CONTACT:	Jeffrey R. Kotkin (Investors)	Mary Jo Keating (Media)
OFFICE:	(860) 665-5154	(860) 665-5181

NU TO FOCUS ON ITS REGULATED BUSINESSES, DIVEST ALL COMPETITIVE BUSINESSES BY END OF 2006

Proceeds from Sale of Competitive Businesses to Be Used to Reduce Debt, Fund Continued Capital Investment in Company's Regulated Businesses

NU's Regulated Transmission, Distribution and Generation Operations Are Strong, Continue to Perform Well

Third-Quarter Results Largely Reflect Losses in Wholesale Marketing Business Being Divested

Company Reaffirms 2005 Earnings Guidance and Provides Guidance for 2006

BERLIN, Connecticut, November 7, 2005—Broadening a strategy launched earlier this year when it announced its intention to exit the competitive energy wholesale marketing and services businesses, Northeast Utilities (NU-NYSE) today announced that it will also divest its other competitive businesses—generation and retail marketing—to focus entirely on its regulated transmission, distribution and generation operations.  The company expects to complete the sale of its competitive businesses by the end of 2006, and will apply net sale proceeds to debt reduction and capital investment in its regulated businesses.

NU today also issued its financial results for the third quarter, which showed wholesale mark to market and operating losses driven primarily by higher volumes and energy prices.  Additionally, NU reaffirmed its 2005 regulated company earnings guidance; released 2006 earnings guidance for its regulated companies; and issued progress reports on its previously announced divestiture and capital investment plans.

Commenting on the company's decision to focus entirely on its strong and successful regulated operations, Charles W. Shivery, NU chairman, president and chief executive officer, said, “The steps we are taking will transform NU and better align our business strategy with New England's energy infrastructure needs.  Monetizing the value of our competitive coal-fired, pumped storage and hydroelectric generation assets will provide additional resources for our regulated capital spending programs.  That, in turn, will improve system reliability and help us better serve our customers.  Focusing solely on our regulated businesses will also simplify our business model, increase our earnings predictability, lower our risk profile, and drive our earnings and dividend growth, all of which will help us achieve a key objective: building value for all NU shareholders."

NU’s decision to divest two of its four competitive business lines—wholesale marketing and energy services—was announced in March 2005, and NU has since made significant progress in implementing that decision.  Shivery reported that accomplishments since that date include:

•

Agreeing to terminate or transfer to third parties all New England wholesale marketing obligations, including 14 long-term, below-market contracts with municipal electric systems.  Payments totaling approximately $131 million were made to several municipalities to terminate those obligations in the third quarter and approximately $97 million of additional payments will be paid to counterparties in the fourth quarter.  NU has now eliminated approximately 70 percent of the net obligations it had in its entire wholesale book.

•

Reaching agreements in principle or signed letters of intent to sell two of its six energy services businesses to third parties for a total of approximately $6 million.  NU Enterprises, Inc. (NUEI), the holding company for Select Energy and NU’s other competitive businesses, expects to close on those agreements by the end of this month and to sell its other services businesses in 2006.

NU’s 1,440 megawatts of competitive generation are located in Massachusetts and Connecticut and include approximately 1,110 megawatts of pumped storage units, approximately 165 megawatts of conventional hydroelectric generation, 145 megawatts of base load coal-fired generation, and about 20 megawatts of combustion turbine peaking generation.  “We expect these units to attract considerable interest,” Shivery said.

NU will retain nearly 1,200 MW of regulated generation located in New Hampshire, which cost-effectively serves customers of its Public Service Company of New Hampshire (PSNH) subsidiary.

“We are becoming a more focused company with a higher degree of financial certainty,” Shivery said.  “We believe the new business model we are creating will better enable us to make the capital investments necessary to serve our customers, reduce our risk profile, and make NU a more attractive investment.”

EARNINGS GUIDANCE

NU today reaffirmed its earlier earnings guidance for 2005 of between $1.22 per share and $1.30 per share for its regulated companies, including earnings of between $0.96 per share and $1.00 per share at its electric and natural gas distribution businesses and between $0.26 per share and $0.30 per share at its regulated electric transmission business.  NU also projects parent company expenses of between $0.08 per share and $0.13 per share.  Through the first three quarters of 2005, NU’s regulated businesses earned $0.88 per share, and NU recorded parent and other expenses of approximately $0.08 per share.

NU today established 2006 earnings guidance of between $1.21 per share and $1.31 per share for its regulated business, as well as parent company expenses of between $0.09 per share and $0.12 per share.  The regulated earnings range includes projected earnings of between $0.89 per share and $0.96 per share at NU’s electric and natural gas distribution businesses and between $0.32 per share and $0.35 per share at NU’s electric transmission businesses.  Those ranges reflect the expected issuance of additional common equity in either late 2005 or early 2006.  NU is not providing guidance for 2005 or 2006 for its competitive energy businesses.  However, Shivery said that fourth-quarter-2005 results could be adversely affected by the decision to exit the competitive retail generation business, as accounting principles may require the company to recognize impairments and mark to market losses in the period.

THIRD-QUARTER RESULTS

NU reported a modest improvement in third-quarter regulated results compared with 2004, and a significant loss at NU Enterprises, Inc., the holding company for NU’s competitive businesses, primarily as a result of the wholesale marketing business NU is divesting.  Overall, NU reported a third-quarter-2005 loss of $94.5 million, or $0.73 per share, compared with a loss of $7.9 million, or $0.06 per share, in the third quarter of 2004.  For the first nine months of 2005, NU lost $239.9 million, or $1.85 per share, compared with earnings of $83.5 million, or $0.65 per share, in the first nine months of 2004.  Third-quarter results in both 2005 and 2004 were significantly affected by the marking to market of Select Energy’s wholesale energy positions.

Regulated businesses

NU’s four regulated utilities earned $38.6 million in the third quarter of 2005, compared with earnings of $37.8 million in the same period of 2004.  For the nine months ended September 30, 2005, NU’s regulated companies earned $114.3 million, compared with $118.3 million in the first nine months of 2004.  Those results include transmission business earnings of $12.2 million in the third quarter and $31.6 million in the first nine months of 2005, compared with earnings of $11.0 million in the third quarter and $23.6 million in the first nine months of 2004.  Distribution and regulated generation earnings totaled $26.4 million in the third quarter and $82.7 million in the first nine months of 2005, compared with earnings of $26.8 million in the third quarter and $94.7 million in the first nine months of 2004.  Shivery said NU benefited from a much hotter summer in 2005 compared to the relatively mild summer in 2004, and from rate increases that took effect in the first half of 2005.  Those benefits, however, were mostly offset, he said, by higher interest, operation, and maintenance expense, as well as by certain nonrecurring items that benefited earnings in the third quarter of 2004.  Some of the higher operation and maintenance expense was driven by the same hotter weather that increased retail sales.

In the third quarter of 2005, regulated electric sales were up 6.8 percent compared with the same period of 2004.  Over the first nine months of 2005, regulated electric sales were up 2.3 percent compared with the same period of 2004.  On a weather-adjusted basis, however, sales were up only 0.3 percent in the third quarter and down 1.0 percent for the year.

The Connecticut Light and Power Company (CL&P) and PSNH both benefited in the third quarter of 2004 from items that did not recur in 2005.  CL&P’s third-quarter 2004 results included a $6 million after-tax benefit from an August 2004 state regulatory decision modifying a previous rate order.  PSNH’s third-quarter 2004 earnings benefited from a lower effective tax rate related to an adjustment of tax reserves.

NU today also provided progress reports on its continuing capital investment program.  Shivery said NU’s capital expenditures totaled $521.5 million through the first nine months of 2005, including $508.1 million in its regulated businesses.  NU continues to project total capital expenditures of $740 million in 2005.

Shivery said five of NU’s major infrastructure projects, representing a projected capital investment of more than $1.6 billion by the end of 2009, remain on schedule.  CL&P’s 21-mile, 345-kV transmission project between Bethel and Norwalk, Connecticut, is now approximately 50 percent complete.  The Yankee Gas Services Company’s (Yankee Gas) 1.2 billion cubic foot liquefied natural gas storage facility in Waterbury, Connecticut, is now about 35 percent complete.  Also, PSNH is approximately 65 percent complete on its conversion of a 50-MW, coal-fired generating unit at Schiller Station in Portsmouth, New Hampshire, to burn wood chips.  CL&P continues to prepare the final engineering and construction documents for a 69-mile, 345-kV transmission line between Norwalk and Middletown, Connecticut, and on a nine-mile, 115-kV transmission project between Norwalk and the Glenbrook section of Stamford, Connecticut.  Both of those projects received regulatory approval earlier this year.

NU said it expects to spend up to $4.3 billion on capital projects in its regulated businesses from 2006 through 2010, investing up to $2.3 billion on high-voltage electric transmission, including the projects noted above, and approximately $2.0 billion on regulated electric and gas distribution and regulated generation, including the Schiller Station and gas storage facilities noted above.

Competitive businesses

NUEI lost a total of $129.6 million in the third quarter of 2005 and $344.1 million in the first nine months of 2005, compared with losses of $43.0 million in the third quarter of 2004 and $20.2 million in the first nine months of 2004.  Shivery attributed the 2005 losses to marking to market the longer-term wholesale electricity contracts noted above, and to heavy electric loads in the summer of 2005 that required Select Energy to purchase additional energy supplies at higher than projected price levels.

NU’s four competitive businesses, all of which are now slated for divestiture, include retail marketing, wholesale marketing, energy services, and competitive generation.  As previously indicated, retail marketing results were negatively impacted by a requirement to account for the sourcing of its customers’ electric requirements at current market prices for sales contracts signed in the past at lower prices.  This was necessitated by the fact that the source of those contracts, wholesale marketing, is being divested.  As a result, a first-quarter-2005 gain on those retail contracts of $59.9 million was recorded, but second- and third-quarter 2005 results were negatively affected.  In the third quarter of 2005, that factor lowered retail marketing results by approximately $19.6 million.  Absent that impact, retail marketing earned $1.1 million in the third quarter of 2005 and $3.9 million in the first nine months of 2005.

NUEI’s retail marketing business serves approximately 30,000 customer accounts in three power pools in the northeast and mid-Atlantic United States and is expected to generate approximately $1.1 billion in revenues in 2005.

The following table reconciles 2005 and 2004 third-quarter and year-to-date earnings.

		Third Quarter	First Nine Months

2004	Reported EPS	($0.06)	$0.65
	Investment write-downs in 2004	---	$0.03
	Losses on natural gas contracts	$0.37	$0.36
	Adjusted EPS in 2004	$0.31	$1.04
	Lower/higher regulated results in 2005	$0.01	($0.03)
	Lower competitive results in 2005, excluding charges, retail transfer gas contracts	($0.25)	($0.51)
	Other	($0.01)	$0.03
	Adjusted EPS in 2005	$0.06	$0.53
	Competitive energy restructuring and impairment charges in 2005	($0.02)	($0.06)
	Energy services businesses restructuring and impairment charges in 2005	---	($0.09)
	Wholesale contract market changes in 2005*	($0.59)	($1.87)
	Retail Marketing transfer price from Wholesale*	($0.15)	($0.20)
	Discontinued Operations	($0.03)	($0.16)
2005	Reported EPS	($0.73)	($1.85)

Third-quarter and year-to-date financial results for NU’s regulated businesses and competitive business lines are noted below:

Three months ended:

(in millions)	September 30, 2005	September 30, 2004	Increase (Decrease)
CL&P	$26.1	$21.7	$4.4
PSNH	$11.9	$18.2	($6.3)
Western Massachusetts Electric Company (WMECO)	$4.8	$1.5	$3.3
Yankee Gas	($4.2)	($3.6)	($0.6)
Total—Utility Group	$38.6	$37.8	$0.8
Wholesale competitive energy—excluding gains/charges	($31.0)	$3.3	($34.3)
Retail competitive energy—excluding gains/charges	$1.1	$0.3	$0.8
Wholesale contract market changes	($75.0)	---	($75.0)
Losses on natural gas contracts	---	($47.0)	$47.0
Restructuring and impairment charges related to Competitive Energy	($2.6)	---	($2.6)
Retail Marketing transfer price from Wholesale	($19.6)	---	($19.6)
Total--Competitive Energy	($127.1)	($43.4)	($83.7)
Energy Services results and NUEI Parent	$0.5	($1.0)	$1.5
Restructuring and impairment charges related to Energy Services, NUEI Parent	($0.4)	---	($0.4)
Discontinued Operations	($2.6)	$1.4	($4.0)
Total—Services, NUEI Parent	($2.5)	$0.4	($2.9)
Total—Competitive Businesses	($129.6)	($43.0)	($86.6)
Investment write-downs	---	---	---
NU Parent and other	($3.5)	($2.7)	($0.8)
Reported Earnings	($94.5)	($7.9)	($86.6)

Nine months ended:

(in millions)	September 30, 2005	September 30, 2004	Increase (Decrease)
CL&P	$62.3	$65.1	($2.8)
PSNH	$29.8	$36.0	($6.2)
WMECO	$11.9	$8.7	$3.2
Yankee Gas	$10.3	$8.5	$1.8
Total—Utility Group	$114.3	$118.3	($4.0)
Wholesale competitive energy—excluding gains/charges	($40.4)	$24.6	($65.0)
Retail competitive energy—excluding gains/charges	$3.9	$3.0	$0.9
Wholesale contract market changes*	($239.3)	---	($239.3)
Losses on natural gas contracts	---	($45.9)	$45.9
Restructuring and impairment charges related to Competitive Energy	($7.9)	---	($7.9)
Retail Marketing transfer price from Wholesale*	($25.9)	---	($25.9)
Total Competitive Energy	($309.6)	($18.3)	($291.3)
Energy Services results and NUEI Parent	($2.4)	($1.5)	($0.9)
Restructuring and impairment charges related to Energy Services, NUEI Parent	($10.7)	---	($10.7)
Discontinued Operations	($21.4)	($0.4)	($21.0)
Total—Services, NUEI Parent	($34.5)	($1.9)	($32.6)
Total—Competitive Businesses	($344.1)	($20.2)	($323.9)
Investment write-downs	($0.5)	($3.9)	$3.4
NU Parent and other	($9.6)	($10.7)	$1.1
Reported Earnings	($239.9)	$83.5	($323.4)

* $59.9 million gain in the first quarter of 2005 that affected the retail transfer price is classified as a wholesale contract market change.

NU has approximately 130 million common shares outstanding.  It operates New England’s largest energy delivery system, serving approximately 2 million customers in Connecticut, New Hampshire and Massachusetts.

This news release includes statements concerning NU’s expectations, plans, objectives, future financial performance and other statements that are not historical facts.  These statements are “forward looking statements” within the meaning of the Private Litigation Reform Act of 1995.  In some cases the reader can identify these forward looking statements by words such as “estimate”, “expect”, “anticipate”, “intend”, “plan”, “believe”, “forecast”, “should”, “could”, and similar expressions.  Forward looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward looking statements.  Factors that may cause actual results to differ materially from those included in the forward looking statements include, but are not limited to, actions by state and federal regulatory bodies, competition and industry restructuring, changes in economic conditions, changes in weather patterns, changes in laws, regulations or regulatory policy, expiration or initiation of significant energy supply contracts, changes in levels of capital expenditures, developments in legal or public policy doctrines, technological developments, volatility in electric and natural gas commodity markets, effectiveness of our risk management policies and procedures, changes in accounting standards and financial reporting regulations, fluctuations in the value of electricity positions, the methods, timing and results of the disposition of competitive businesses, terrorist attacks on domestic energy facilities, and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in our reports to the Securities and Exchange Commission.  We undertake no obligation to update the information contained in any forward looking statements to reflect developments or circumstances occurring after the statement is made.

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Note:  NU will Webcast an investor meeting Monday, November 7, 2005, at 7:30 a.m. Eastern Standard Time.  The call can be accessed through NU’s website at www.nu.com.